Exhibit 3.1.2

State of Delaware
Secretary of State
Division o£ Corporations
Delivered 02:00PM 12/28/2011
FTLED 02:00PM 12/28/2011
SRV 111344820 - 4859442 FTLE

CERTIFICATE OF MERGER
OF
ALPHA NETWORK ALLIANCE VENTURES INC.

a Delaware corporation

INTO

DAEDALUS VENTURES, INC.

a Delaware corporation

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law, the undersigned corporations executed the following Certificate of Merger:

FIRST: The name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation
Daedalus Ventures, Inc.	Delaware
Alpha Network Alliance Ventures Inc.	Delaware

SECOND: An Agreement and Plan of Merger (the "Agreement") between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation of the merger is Daedalus Ventures, Inc., a Delaware corporation.

FOURTH: Upon the effective filing of this Certificate, the Certificate of Incorporation of Daedalus Ventures, Inc., a Delaware corporation, which is the surviving corporation, is amended as follows:

Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended to read, in its entirety, as follows:

FIRST: The name of this Corporation is Alpha Network Alliance Ventures Inc.

FIFTH: The executed Agreement is on file at an office of the surviving corporation, the address of which is: 1180 I Pierce Street, 2nd Floor, Riverside, CA 92505.

SIXTH: A copy of the Agreement will be furnished, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: This Certificate of Merger shall be effective upon filing.

Dated: December 23, 2011.

Daedalus Ventures, Inc.

By:	/s/ Eleazar Rivera
Eleazar Rivera, President and CEO